Chembio Submits CLIA Waiver Data for HIV Barrel Test to FDA

Waiver Would Greatly Expand U.S. Market Potential of FDA-Approved Test

Medford, New York, August 14, 2007 -- Chembio Diagnostics, Inc. (OTC BB:CEMI.OB - News) has completed the studies required as part of a Clinical Laboratory Improvement Amendment (CLIA) waiver application for its “HIV barrel format” rapid test.  Chembio has submitted this data and associated information in an amendment to its 2006 submission to the Center for Devices and Radiological Health division of the United States Food & Drug Administration (FDA).   If the CLIA waiver is granted, it would expand the available market for Chembio’s HIV barrel format test to include doctors’ offices and clinics, as well as other hospitals and reference laboratories. This unique, self-contained rapid HIV test is FDA approved and exclusively marketed worldwide by Inverness Medical Innovations, Inc. as Clearview® COMPLETE HIV 1/2.

The Clinical Laboratory Improvement Amendments of 1988 (CLIA) established that some tests could be waived from certain laboratory requirements. Waived products include tests that employ methodologies that are so simple to use as to render the likelihood of erroneous results negligible; or that pose no reasonable risk of harm to the patient if the test is performed incorrectly.   Rapid HIV antibody tests were only added to the list of tests that could be waived within the last few years, and this development is what created the main U.S. market opportunity for these products.

A CLIA waiver greatly expands the available potential U.S. market opportunity for a product from sites that require much greater certification and oversight (i.e. reference laboratories and hospitals) to additional venues where point of care testing is particularly beneficial (i.e. emergency rooms, doctors offices and public health clinics).  There are approximately 189,000 testing sites across the United States that can use tests that are CLIA-waived. The United States Centers for Disease Control has issued recommendations that HIV testing become part of the routine medical care provided to all Americans between the ages of 13 and 64. Chembio’s HIV barrel product was approved in 2006 by the FDA, initially as a moderately complex product.  This approval was a prerequisite to submitting the CLIA Waiver Application.

According to Larry Siebert, CEO of Chembio, “Obtaining a CLIA-waiver for our HIV barrel test, combined with our HIV STAT PAK® cassette product which is already CLIA-waived, should significantly enhance the point-of-care rapid HIV product offering of our US marketing partner.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests, marketed under the brand name Clearview® in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease. In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP™), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.

Further information please visit www.chembio.com

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals for its products in a timely manner and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof, or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company Contact:                                                                           Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                               Lippert/Heilshorn & Associates, Inc.
Matty Arce	Anne Marie Fields
631-924-1135 ext 123                                                                          (afields@lhai.com)
www.chembio.com                                                                             (212) 838-3777
               Bruce Voss              (bvoss@lhai.com)
              (310) 691-7100   www.lhai.com